Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Contact:	Leigh E. Ginter
Chief Financial Officer
leigh.ginter@norcraftcompanies.com
(651) 234-3315

NORCRAFT HOLDINGS, L.P. AND NORCRAFT COMPANIES, L.P. REPORT FIRST QUARTER 2008 RESULTS

May 9, 2008 – Eagan, Minnesota — Norcraft Holdings, L.P. (Holdings) and Norcraft Companies, L.P. (Norcraft) today reported financial results for the first quarter ended March 31, 2008. The financial results for Holdings include the accounts of its wholly-owned subsidiary, Norcraft. Holdings reflects the obligations under its $118.0 million 9 3/4% senior discount notes and $3.9 million of unsecured notes payable to former employees. Other than these debt obligations, related deferred issuance costs, debt issuance amortization, and related interest expense, all other assets, liabilities, income, expenses, and cash flows presented for all periods represent those of Norcraft.

FINANCIAL RESULTS

First Quarter of Fiscal 2008 Compared with First Quarter of Fiscal 2007

Net sales decreased $6.3 million, or 6.7%, from $93.9 million for the first quarter of 2007 compared to $87.6 million for the same quarter of 2008. Income from operations decreased by $5.3 million, or 42.0%, from $12.6 million for the first quarter of 2007 compared to $7.3 million for the same quarter of 2008. Net income for Holdings decreased $5.4 million, from $6.3 million for the first quarter of 2007 to $0.9 million in the same quarter of 2008. Net income for Norcraft decreased $5.2 million, from $8.9 million for the first quarter of 2007 to $3.7 million for the same quarter of 2008.

EBITDA (as defined in the attached table) was $16.4 million for the first quarter of 2007 compared to $11.7 million for the same quarter of 2008.

“Our sales continue to be negatively impacted by the slow-down in the housing industry. Additionally, our overall performance and profitability have been affected by general economic conditions and our efforts to aggressively compete in the marketplace. We expect these conditions to persist and affect future periods as well. We are actively introducing new products and programs to stimulate sales and are working to adjust cost structures to improve profitability,” commented President and CEO, Mark Buller.

CONFERENCE CALL

Norcraft has scheduled a conference call on Tuesday, May 13, 2008 at 10:00 a.m. Eastern Time. To participate, dial 877-718-5108 and use the pass code 3598470. A telephonic replay will be available by calling 888-203-1112 and using pass code 3598470.

GENERAL

Norcraft Companies is a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the United States. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets. Our cabinets are manufactured in both framed and full access construction. We market our products through five brands: Mid Continent Cabinetry, UltraCraft, StarMark, Fieldstone and Brookwood.

-Selected Financial Data Tables Follow-

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	March 31, 2008	December 31, 2007	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$35,526	$28,409	$35,526	$28,409
Trade accounts receivable, net	30,130	26,822	30,130	26,822
Inventories	24,565	24,088	24,565	24,088
Prepaid expenses	2,113	2,139	2,113	2,139

Total current assets	92,334	81,458	92,334	81,458

Property, plant and equipment, net	38,494	39,478	38,494	39,478

Other assets:
Goodwill	148,459	148,459	148,459	148,459
Customer relationships, net	47,148	48,265	47,148	48,265
Brand names	49,000	49,000	49,000	49,000
Deferred financing costs, net	5,736	6,116	3,617	3,883
Display cabinets, net	9,695	10,074	9,695	10,074
Other	79	227	79	227

Total other assets	260,117	262,141	257,998	259,908

Total assets	$390,945	$383,077	$388,826	$380,844

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,959	$1,959	$—	$—
Accounts payable	11,354	9,786	11,354	9,786
Accrued expenses	22,805	20,279	22,805	20,279

Total current liabilities	36,118	32,024	34,159	30,065

Long-term debt	263,388	260,731	148,000	148,000
Other liabilities	470	453	470	453

Commitments and contingencies	—	—	—	—

Members’ equity subject to put request	37,462	42,331	—	—

Members’ equity	53,507	47,538	206,197	202,326

Total liabilities and members’ equity	$390,945	$383,077	$388,826	$380,844

Consolidated Statements of Income

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	Three Months Ended March 31,		Three Months Ended March 31,
	2008	2007	2008	2007
Net sales	$87,631	$93,907	$87,631	$93,907

Cost of sales	62,985	63,656	62,985	63,656

Gross profit	24,646	30,251	24,646	30,251

Selling, general and administrative expenses	17,347	17,668	17,347	17,668

Income from operations	7,299	12,583	7,299	12,583

Other expense (income):
Interest expense, net	6,015	5,920	3,275	3,382
Amortization of deferred financing costs	380	373	266	269
Other, net	30	32	30	32

Total other expense (income)	6,425	6,325	3,571	3,683

Net income	$874	$6,258	$3,728	$8,900

Consolidated Statements of Cash Flows

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	Three Months Ended March 31,		Three Months Ended March 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$874	$6,258	$3,728	$8,900
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment:	1,551	1,243	1,551	1,243
Amortization:
Customer relationships	1,117	1,116	1,117	1,116
Deferred financing costs	380	373	266	269
Display cabinets	1,717	1,472	1,717	1,472
Provision for uncollectible accounts receivable	1,101	1,043	1,101	1,043
Provision for obsolete and excess inventory	152	106	152	106
Provision for warranty claims	900	807	900	807
Accreted interest on senior notes	2,657	2,416	—	—
Stock compensation expense	298	187	298	187
Loss (gain) on disposal of assets	—	10	—	10
Change in operating assets and liabilities:
Trade accounts receivable	(4,417)	1,496	(4,417)	1,496
Inventories	(630)	(1,121)	(630)	(1,121)
Prepaid expenses	25	676	25	676
Other assets	148	30	148	30
Accounts payable and accrued liabilities	3,870	3,913	3,870	3,913

Net cash provided by operating activities	9,743	20,025	9,826	20,147

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,219)	(1,970)	(1,219)	(1,970)
Additions to display cabinets	(1,338)	(1,448)	(1,338)	(1,448)

Net cash used in investing activities	(2,557)	(3,418)	(2,557)	(3,418)

Cash flows from financing activities:
Repurchase of members’ interests	(68)	(312)	(68)	(312)
Distributions to members	—	—	(83)	(232)

Net cash used in financing activities	(68)	(312)	(151)	(544)

Effect of exchange rates on cash	(1)	23	(1)	23

Net increase in cash	7,117	16,318	7,117	16,208

Cash, beginning of the period	28,409	3,928	28,409	4,038

Cash, end of period	$35,526	$20,246	$35,526	$20,246

Reconciliation of Net Income to EBITDA

(dollar amounts in thousands)

EBITDA is net income before income tax expense, interest expense, depreciation and amortization. We believe EBITDA is useful to investors in evaluating our operating performance compared to that of other companies in our industry, as the calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. We also believe EBITDA provides information relevant to investors regarding our ability to service and/or incur debt. EBITDA is not a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, when analyzing our operating performance, investors should not consider EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculations of EBITDA are not necessarily comparable to those of other similarly titled measures reported by other companies. The calculations of EBITDA are shown below:

	Norcraft Holdings, L.P. (unaudited)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008
Net income	$874	$6,258	$23,788	(1)
Interest expense, net	6,015	5,920	23,713
Depreciation	1,551	1,243	5,769
Amortization of deferred financing costs	380	373	1,547
Amortization of customer relationships	1,117	1,116	4,467
Display cabinet amortization	1,717	1,472	6,948
State Taxes	30	30	153

EBITDA	$11,684	$16,412	$66,385

	Norcraft Companies, L.P. (unaudited)
	Three Months Ended March 31,		Twelve Months Ended March 31,
	2008	2007	2008
Net income	$3,728	$8,900	$34,943	(1)
Interest expense, net	3,275	3,382	12,997
Depreciation	1,551	1,243	5,769
Amortization of deferred financing costs	266	269	1,108
Amortization of customer relationships	1,117	1,116	4,467
Display cabinet amortization	1,717	1,472	6,948
State Taxes	30	30	153

EBITDA	$11,684	$16,412	$66,385

(1)	Net income during the twelve months ended March 31, 2008 include $0.4 million from insurance proceeds due to a fire in the Newton, Kansas facility which increased net income and correspondingly increased EBITDA.